Exhibit 99.1

FOR IMMEDIATE RELEASE

Urologix Reports

Fiscal 2012 First Quarter Results

•   Addition of Prostiva RF Therapy expands customer base and addressable patient population

•   $3.1 million in total revenue, 8% sequential revenue growth

•   Sales force expanded with addition of Prostiva sales representatives

MINNEAPOLIS — November 7, 2011 — Urologix®, Inc. (NASDAQ:ULGX), is the market leading medical device company for in-office procedures to treat BPH that provide safe, durable and effective results. Urologix provides urologist customers two proven technologies to treat the widest range of patients suffering from enlarged prostate in the comfort of their office setting, Cooled ThermoTherapy™ (CTT) and Prostiva® RF Therapy. Today, the Company reports financial results for its first fiscal quarter ended September 30, 2011.

First quarter fiscal year 2012 revenue totaled $3.1 million, up 8% sequentially and down 6% year-over-year. The sequential growth in revenue of 8% was driven by the contribution of Prostiva RF Therapy product revenue following the transaction date. The year-over-year decline in revenue of 6% was driven by lower order volumes of CTT compared to the first quarter of fiscal 2011.

“The first quarter of this fiscal year was transformative for Urologix.  The combination of the Prostiva RF Therapy System with our CTT technology has made Urologix the clear leader in the in-office treatment for BPH.  The integration of Prostiva is going well. Our expanded sales force and mobile distribution channel are under new leadership with a focus on driving growth through clinical sales excellence,” stated Stryker Warren Jr., CEO.  “With the addition of Prostiva, September was a strong month for us and I believe we will carry that momentum into the second quarter.  The external economic environment continues to pressure elective procedures, but we believe that our leading market share and expanded sales organization, in combination with our Think Outside the Pillbox marketing campaign should generate top-line growth.”

First quarter fiscal year 2012 revenue was comprised of sales to direct accounts, Urologix mobile service and third-party mobile service, representing 44%, 42% and 13%, respectively, in the period. This compares to a revenue mix of 40%, 46% and 12%, respectively, in the Company’s fourth quarter of fiscal year 2011. The increase in the percentage of direct revenue in the first quarter is due to the incremental direct sales in September from the Prostiva product line.

Gross profit for the first quarter of fiscal year 2012 was $1.4 million, or 45.0% of revenue, compared to $1.8 million, or 54.6% of revenue last year and $1.3 million, or 43% of revenue, compared to the fourth quarter of fiscal year 2011. The year-over-year decline in gross margin this quarter was primarily driven by lower production volume in the last two quarters as part of a plan to reduce inventory levels that impacted gross margin by 450 basis points in the period. Total operating expense of $2.7 million increased 8% year-over-year driven primarily by acquisition costs and expenses related to our expanded direct sales force associated with the acquisition of the Prostiva product line. Compared to the fourth quarter of fiscal year 2011, operating expense increased by 7%.

For the first quarter of fiscal year 2012, Urologix reported a net loss of $1.4 million, or $0.09 per diluted share, compared to a net loss of $708,000, or $0.05 per diluted share, in the first quarter of fiscal year 2011 and a net loss of $1.3 million, or $0.09 per diluted share, in the fourth quarter of fiscal year 2011.

As of September 30, 2011, the Company’s cash balance was $1.6 million. The Company’s cash utilization in the first fiscal quarter ended September 30, 2011 was $1.5 million compared to cash utilization of $1.0 million in the same period last year. During the first quarter of fiscal year 2012, the Company paid a $500,000 licensing fee related to the Prostiva agreement as well as additional one-time transaction costs such as legal and accounting fees. Historically, cash utilization is the highest for Urologix in the first quarter due to the timing of annual payments. The first quarter of fiscal 2012 included cash payments related to annual insurance premiums and year-end audit fees in addition to other annual expense items. The Company has no debt obligations outstanding.

Outlook

The Company continues to expect that revenue for full year fiscal 2012 will be in the range of $18 to $20 million.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2012 first quarter results on Monday, November 7, 2011 at 4:00 p.m. Central Standard Time. To listen to the call, please dial 1-800-901-5226 and enter the Participant Passcode 27237799 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH).  Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort.  The Cooled ThermoTherapy™ product line includes the CoolWave® and Targis® Control Units and the CTC Advance® and Targis® catheter families.  The Prostiva® RF Therapy System distributed by Urologix delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH voiding symptoms.  Both of these products provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license.  All other trademarks are the property of Urologix.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the effectiveness of the Company’s sales and marketing strategies, the Company’s future revenue and operating performance, or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 and other documents filed with the Securities and Exchange Commission.

Contact: Brian J. Smrdel, Chief Financial Officer, (763) 475-7696

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,
	2011	2010

Sales	$3,142	$3,352
Cost of goods sold	1,727	1,523
Gross profit	1,415	1,829

Costs and expenses:
Selling, general and administrative	2,257	1,986
Research and development	481	546
Total costs and expenses	2,738	2,532

Operating loss	(1,323)	(703)
Interest income (expense)	(56)	1
Loss before income taxes	(1,379)	(702)

Income tax expense	5	6
Net loss	$(1,384)	$(708)

Net loss per common share--basic	$(0.09)	$(0.05)

Net loss per common share--diluted	$(0.09)	$(0.05)

Weighted average number of common shares outstanding--basic	14,646	14,514

Weighted average number of common shares outstanding--diluted	14,646	14,514

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	September 30, 2011	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,555	$3,061
Accounts receivable, net	1,791	1,358
Inventories	1,773	1,127
Prepaids and other current assets	354	249
Total current assets	5,473	5,795
Property and equipment:
Property and equipment	11,843	11,691
Less accumulated depreciation	(10,935)	(10,830)
Property and equipment, net	908	861
Other intangible assets, net	2,460	102
Goodwill	3,077	—
Long Term Inventories	562	—
Other assets	5	5
Total assets	$12,485	$6,763

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$666	$741
Accrued compensation	628	454
Deferred income	16	21
Short-term deferred acquisition payment	1,081	—
Other accrued expenses	659	541
Total current liabilities	3,050	1,757

Deferred income	9	9
Long-term deferred acquisition payment	5,657	—
Other accrued liabilities	141	151
Total liabilities	8,857	1,917

Shareholders’ equity:
Common stock	145	144
Additional paid-in capital	114,898	114,733
Accumulated deficit	(111,415)	(110,031)
Total shareholders’ equity	3,628	4,846
Total liabilities and shareholders’ equity	$12,485	$6,763

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended September 30,
	2011	2010
Operating Activities:
Net loss	$(1,384)	$(708)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	139	162
Employee stock-based compensation expense	87	93
Provision for bad debts	—	(9)
Loss on disposal of assets	10	—
Accretion expense on deferred acquisition payment	56	—
Change in operating items, net of acquisition:
Accounts receivable	(433)	(85)
Inventories	348	(101)
Prepaids and other assets	(105)	(151)
Accounts payable	(75)	173
Accrued expenses and deferred income	277	(362)
Net cash used for operating activities	(1,080)	(988)

Investing Activities:
Purchase of property and equipment	(5)	(13)
Acquisition of business	(500)	—
Net cash used for investing activities	(505)	(13)

Financing Activities:
Proceeds from stock option exercises	79	—
Net cash provided by financing activities	79	—

Net decrease in cash and cash equivalents	(1,506)	(1,001)
Cash and cash equivalents:
Beginning of period	3,061	5,702
End of period	$1,555	$4,701

Supplemental cash-flow information
Income taxes paid during the period	$11	$18
Net amount of inventory transferred to property and equipment	$36	$5
Non-cash consideration for acquisition	$6,682	$—